Exhibit 10.6

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of June 8, 2007, is made by and between The Cooper Companies, Inc., a Delaware corporation (the “Company”), and John Weber (“Executive”).

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company or its subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his or her duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company or its subsidiaries; and

WHEREAS, on May 21, 2007 the Organization and Compensation Committee of the Board authorized the Company to enter into this Agreement pursuant to the Company’s Change in Control Severance Plan.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means Executive’s annual base salary rate as in effect from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) Executive’s conviction of, or plea of nolo contendre to, a felony or (ii) gross misconduct injurious to the Company and/or any of its subsidiaries, as determined in good faith by the Board, and which has not been remedied by the Executive within ten days after written notice thereof to Executive by the Board.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for “Cause” under (ii) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d) “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company;

(ii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company and (B) no Person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination; or

(iii) The Company stockholders approve a plan of complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Employee Benefits” means any group health and dental benefit plans; provided, however, that Employee Benefits shall not include contributions made by the Company or its subsidiaries to any retirement plan, pension plan or profit sharing plan for the benefit of the Executive in connection with amounts earned by the Executive.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Good Reason” means that the Executive (without the Executive’s written consent):

(i) Has, except in connection with termination of employment for Cause or due to death or disability, suffered a material and substantial diminution in Executive’s job responsibilities as in effect immediately prior to the public announcement of the Change in Control, excluding for this purpose an isolated and inadvertent action by the Company or its subsidiaries or a successor entity not taken in bad faith and which is remedied by the Company or its subsidiaries or successor entity within ten days after receipt of notice thereof given by the Executive and further provided that neither mere changes in title and/or reporting relationship nor reassignment following a Change in Control to a position that is similar to the position held immediately prior to the Change in Control shall constitute a material and substantial diminution in job responsibilities.

(ii) Has incurred one or more material reductions in his or her Base Pay; or

(iii) Has been notified that his or her principal place of work will be relocated to a new location that is 35 miles or more from Executive’s principal work location as of immediately before the Change in Control; or

(iv) Has experienced a material breach by the Company or by its successor entity of its obligations to Executive under this Agreement.

Before “Good Reason” has been deemed to have occurred, Executive must give the Company written notice detailing why the Executive believes a Good Reason event has occurred and such notice must be provided to the Company within sixty days of the initial occurrence of such alleged Good Reason event(s). The Company shall then have thirty days after its receipt of written notice to cure the items cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event(s) in question.

(i) “Voting Stock” means securities entitled to vote generally in the election of Board members.

2. Termination Following (or in connection with) a Change in Control. In the event that in the 12 months following the consummation of a Change in Control, the employment of Executive is either terminated by the Company or it subsidiaries for any reason other than Cause, death or disability or is terminated by Executive for Good Reason then the following subsections in this Section 2 shall occur:

(a) Subject to the effectiveness of the release of claims and covenant not to sue referenced in Section 2(g) below, the Company shall pay to Executive cash in 24 monthly installments with each installment equal to one-twelfth (1/12th) of Base Pay (at the rate in effect at the time of employment termination), commencing on or before the tenth business day following the effectiveness of such release. However, in the event that payment of such installments would extend past the last day of the second year following the year Executive “separates from service” within the meaning of Section 409A of the Internal Revenue Code (the “409A Period”), the total amount of such installments shall instead be reamortized and payable in equal monthly installments over the 409A Period. Notwithstanding the foregoing, if Executive is deemed at the time of separation from service to be a “specified” employee under Section 409A of the Internal Revenue Code (the “Code”), to the extent that the total amount of Executive’s installment payments and any other “separation pay” hereunder (within the meaning of Treasury Regulation section 1.409A-1(b)(9)(iii)) exceeds the dollar threshold set forth in such regulation section, then the amount over such threshold shall not be paid until the (i) expiration of the six (6)-month period measured from the date of Executive’s “separation from service” or (ii) such earlier time permitted under Section 409A of the Code. Such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of such deferral shall be paid in one lump sum.

(b) For the 24 month period following such termination, the Company shall continue to provide to Executive all Employee Benefits which were received by, or with respect to, Executive as of the date of such termination, at the same expense to Executive as before the Change in Control subject to immediate cessation (other than as to any pre-existing condition not covered by the new benefits coverage) if Executive is offered employee benefits coverage in connection with new employment. Through the 24 months following Executive’s termination of employment, Executive shall provide advance written notice to the Company informing the Company when the Executive is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company during the 24 months after termination of Executive’s employment, the Executive will provide the Company with written confirmation that he/she has not been offered other employee benefits.

(c) The Company or its subsidiaries shall pay Executive a pro-rata share (based on the number of months Executive served as an executive of the Company or its subsidiaries during the fiscal year of Executive’s termination of employment) of annual incentive award payments, if any, due to Executive under the terms of the Company’s or its subsidiaries’ annual incentive payment plan. Any amounts payable to Executive under this Section 2(c) will be paid to Executive at the same time payments are made to other participants under the Company’s or its subsidiaries’ annual incentive payment plan.

(d) Notwithstanding anything to the contrary in any restricted stock, stock option or other equity compensation plan or agreement or deferred compensation or retirement plan or agreement, upon the date of his/her termination the Executive shall become immediately fully vested (and all vesting restrictions removed) in all of his/her then outstanding stock options, stock appreciation rights, warrants, restricted stock, phantom stock, deferred compensation, retirement agreement or similar plans or agreements with the Company or its subsidiaries. Notwithstanding the foregoing, any award that is subject to a performance condition will vest only to the extent the performance condition has been satisfied on or prior to the date of termination.

(e) As of his/her termination date, Executive shall also be paid for his/her accrued but unpaid salary and vacation, unreimbursed valid business expenses that were submitted in accordance with the policies of the Company or its subsidiaries; and is eligible for other vested benefits pursuant to the terms of any employee benefit plan.

(f) In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its subsidiaries, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 2(f), shall be made by a nationally recognized independent audit firm not currently retained by the Company most recently prior to the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive within seven (7) business days of the Executive’s termination date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(f).

(g) All payments and benefits provided under this Section 2 are conditioned on and subject to the Executive’s continuing compliance with this Agreement and the Executive’s timely execution (and effectiveness) of a reasonable and customary release of claims and covenant not to sue in a form prescribed by the Company or its subsidiaries upon termination of employment. There is no entitlement to any payments or benefits unless and until such and release of claims and covenant not to sue is effective.

(h) To the extent Executive receives severance or similar payments and/or benefits under any other plan, program, agreement, policy, practice, or the like of the Company or its subsidiaries, or under the WARN Act or similar state law, the payments and benefits due to Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa).

(i) Notwithstanding the foregoing, this Agreement shall also remain effective (and Executive shall be eligible for payments and benefits hereunder) if, during a period beginning 3 months immediately prior to a public announcement of an impending Change in Control that is actually consummated, the Company (or its subsidiaries) terminates the Executive’s employment for any reason other than Cause, death or disability or the Executive terminates his/her employment for Good Reason and such termination is determined to be in connection with the Change in Control. The Board shall determine in good faith whether such a termination is occurring in connection with the impending Change in Control. However, such a termination shall in any event be deemed to be in connection with an impending Change in Control if such termination (i) is required by the merger agreement or other instrument relating to such Change in Control, or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control, or (iii) occurs after the public announcement of the impending Change in Control.

3. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

4. No Retention Rights. This Agreement is not an employment agreement and does not give the Executive the right to be retained by the Company or its subsidiaries and the Executive agrees that he/she is an employee-at-will. The Company (or its subsidiaries) reserves the right to terminate the Executive’s service as an employee at any time and for any reason.

5. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

7. Arbitration; Governing Law. Any dispute between the parties under this Agreement shall be resolved (except as provided below) in Pleasanton, California through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association and the arbitration shall be conducted in that location under the rules of said Association. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination and shall furnish to each party a signed copy of such determination. To the extent required by applicable law, the expenses of the arbitration shall be borne by the Company, otherwise the arbitration expenses shall be borne equally by the Company and the Executive (except that each party shall be responsible for their own legal fees and expenses). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

10. Section 409A. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Executive is deemed to be subject to section 409A of the Internal Revenue Code, the Executive consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with section 409A of the Code (including without limit delaying the timing of payments.

11. Withholding. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

12. Restrictive Covenants.

(a) Nondisparagement. Each party hereto will not disparage the other party or, in the case of the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. Each party further agrees that he/she/it will not direct anyone to make any disparaging oral or written remarks to any third parties.

(b) Nonsolicit. During the Executive’s employment with Company or its subsidiaries and for twelve months after Executive’s termination of employment, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) solicit, induce, recruit or encourage any of the Company’s or its subsidiaries’ employees or consultants to terminate their relationship with the Company or its subsidiaries, or attempt to solicit, induce, recruit, encourage any of the Company’s or its subsidiaries’ employees or consultants to terminate their relationship with the Company or its subsidiaries, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company or its subsidiaries or (ii) attempt to negatively influence any of the Company’s or its subsidiaries’ clients or customers from purchasing the Company’s or its subsidiaries’ products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company or its subsidiaries or (iii) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly relates to the Company’s or its subsidiaries’ business as conducted on the date of the Executive’s termination of employment.

(c) Nondisclosure. Notwithstanding any requirement that the Company, or its subsidiaries may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, the Executive agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”). The Executive also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to Executive’s family members or personal advisors who shall also agree to maintain confidentiality of the Agreement Information.

(d) Confidentiality. Executive shall not, except as required by any court or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive or his duties to the Company or its subsidiaries, any confidential information obtained by him while in the employ of the Company or its subsidiaries with respect to any of the Company’s or its subsidiaries’ inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company or its subsidiaries are obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Company or its subsidiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COOPER COMPANIES, INC.

/s/ Robert S. Weiss
Robert S. Weiss
Executive Vice President and Chief Operating Officer

Executive:

/s/ John A. Weber
John Weber